Exhibit 10.2

WAIVER AND SHARE SURRENDER AGREEMENT

This WAIVER AND SHARE SURRENDER AGREEMENT (this “Agreement”) is entered into as of December 13, 2021, by and among Gores Holdings VIII, Inc., a Delaware corporation (the “Company”), Gores Sponsor VIII LLC, a Delaware limited liability company (“Sponsor”), and each holder (including, for the avoidance of doubt, Sponsor) (each, a “Class F Holder” and, collectively, the “Class F Holders”) of shares of the Company’s Class F Common Stock, par value $0.0001 per share (the “Class F Common Stock”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other things, the Company will (a) acquire Footprint International Holdco, Inc., a Delaware corporation (“Footprint”), and (b) issue to the existing holders of Footprint’s capital stock shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock” and, together with the Class F Common Stock, the “Common Stock”), on the terms and subject to the conditions set forth therein (collectively, the “Transactions”);

WHEREAS, Section 4.3(b)(i) of the Company’s Amended and Restated Certificate of Incorporation, dated as of February 24, 2021 (the “Amended and Restated Certificate”), provides that each share of Class F Common Stock shall be convertible into one share of Class A Common Stock (the “Initial Conversion Ratio”) (a) at any time and from time to time at the option of the holder thereof and (b) automatically upon the consummation of the Business Combination (as defined in the Amended and Restated Certificate);

WHEREAS, Section 4.3(b)(ii) of the Amended and Restated Certificate provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Company’s initial public offering and related to the closing of the initial Business Combination such that the Class F Holders shall continue to own 20% of the issued and outstanding shares of Common Stock after giving effect to such issuance (the “Adjustment Provision”);

WHEREAS, the Transactions will constitute a Business Combination under the Amended and Restated Certificate, and the issuance of Class A Common Stock to the existing holders of Footprint’s capital stock and the Subscribers in connection with the PIPE Investment (the “Issuance”) would result in an Adjustment to the Initial Conversion Ratio pursuant to the Adjustment Provision;

WHEREAS, in connection with the Transactions, the parties hereto desire to enter into this Agreement such that each Class F Holder irrevocably waives its right, upon conversion of the shares of Class F Common Stock held by it in connection with the Transactions, to receive additional shares of Class A Common Stock as a result of an Adjustment to the Initial Conversion Ratio pursuant to the Adjustment Provision caused by the Issuance, or caused by any other equity issuance by the Company after the date hereof and prior to the closing of the Transactions (a “Subsequent Issuance”); and

WHEREAS, Sponsor holds 8,550,000 shares of Class F Common Stock and, in connection with the Transactions, the Company and Sponsor have agreed that Sponsor shall irrevocably surrender 1,501,650 shares of Class F Common Stock prior to the conversion of such shares of Class F Common Stock to shares of Class A Common Stock in connection with the Transactions.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1. Waiver.

(a) Effective as of immediately prior to the conversion of the shares of Class F Common Stock held by it in connection with the consummation of the Transactions, each Class F Holder hereby irrevocably and unconditionally relinquishes and waives (the “Waiver”) any and all rights such Class F Holder has or will have under Section 4.3(b)(ii) of the Amended and Restated Certificate to receive shares of Class A Common Stock in excess of the number issuable at the Initial Conversion Ratio (the “Excess Shares”) as a result of any Adjustment caused by the Issuance or caused by any Subsequent Issuance.

(b) Each Class F Holder agrees that, to the extent such Class F Holder receives any Excess Shares as a result of any Adjustment caused by the Issuance or any Subsequent Issuance, such Class F Holder shall promptly return or cause the return of such shares to the Company for cancellation.

Section 2. Surrender. In connection with the consummation of the Transactions, Sponsor agrees that, subject to the satisfaction or waiver of each of the conditions to Closing set forth in Article X of the Merger Agreement, immediately prior to the Effective Time and immediately prior to the conversion of the shares of Class F Common Stock to shares of Class A Common Stock, 1,501,650 shares of Class F Common Stock (the “Surrendered Shares”) shall be deemed automatically forfeited by Sponsor and cancelled without any further actions by Sponsor or any other Person, and such Surrendered Shares will recorded as cancelled by the Company (the “Surrender”).

Section 3. Termination. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement, including the Waiver and the Surrender, shall automatically terminate and be of no further force or effect.

Section 4. Successors and Assigns. Each Class F Holder understands that the terms of this Agreement are binding on and shall inure to the benefit of such Class F Holder’s beneficiaries, heirs, legatees and other statutorily designated representatives. Each Class F Holder also understands that this Agreement, once executed, is irrevocable and binding, and if the Class F Holder shall transfer, sell or otherwise assign any shares of Class F Common Stock held by it, the transferee of such shares shall be bound by the terms of this Agreement as if such transferee were a Class F Holder party hereto.

Section 5. Effect of this Agreement on Amended and Restated Certificate. The Amended and Restated Certificate, as affected hereby, shall remain in full force and effect. The Waiver contained in this Agreement shall not constitute a waiver of any other provision of the Amended and Restated Certificate, except as expressly provided herein with respect to Section 4.3(b)(ii) thereof.

Section 6. Entire Agreement; Amendments. This Agreement and the documents contemplated hereby represent the entire agreement among the parties hereto with respect to the subject matter hereof, and no amendment hereto shall be effective unless in writing and signed by the party sought to be charged thereby.

Section 7. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by electronic mail shall be effective as delivery of a manually executed counterpart thereof.

Section 8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GORES HOLDINGS VIII, INC.

By:	/s/ Mark Stone
Name: Mark Stone
Title: Chief Executive Officer

GORES SPONSOR VIII LLC

By: AEG Holdings LLC, its managing member

By:	/s/ Alec Gores
Name: Alec Gores
Title: Manager

[SIGNATURE PAGE TO WAIVER AND SHARE SURRENDER AGREEMENT]

RANDALL BORT
/s/ Randall Bort

WILLIAM PATTON
/s/ William Patton

JEFFREY REA
/s/ Jeffrey Rea

[SIGNATURE PAGE TO WAIVER AND SHARE SURRENDER AGREEMENT]